Exhibit 99.1

FLOTEK INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2017 RESULTS

HOUSTON, August 1, 2017 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced results for the three-months ended June 30, 2017.

Highlights

•	Revenue expanded 7% sequentially to $85.2 million and up 33% year-over-year.

•	Domestic Complex nano-Fluid® (CnF®) volumes rose 6% and revenues were up 8% sequentially from first quarter 2017, and were up 49% and 62%, respectively, from the same period last year.

•	Domestic CnF® volumes set a Company quarter record in the second quarter 2017.

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adj. EBITDA a non-GAAP measure, was $5.8 million.

•	The Company will lead production expansions for CnF® and the Consumer and Industrial Chemistry Technologies (CICT) segment, while reducing Capex guidance for 2017.

•	Cash general and administrative expenses (G&A) has declined 12% from the fourth quarter 2016, and further reductions are expected.

John Chisholm, Flotek’s Chairman, President and Chief Executive Officer commented, “During the second quarter, Flotek has dramatically transformed our business after the successful divestitures of our Drilling Technologies and Production Technologies segments. We have reduced debt, lowered G&A, and experienced continued growth in Energy Chemistry Technologies. At the same time, execution in our Consumer and Industrial segment remains strong despite a challenging citrus market, which is showing signs of improvement into 2018. We now have zero term debt, and continue to be able to fund our growth with borrowings on our credit facility. The Company has truly never been as financially stable with as many growth opportunities as seen today.

“While the expectations of the pace of the energy markets’ recovery will evolve, we continue to experience increasing demand for our customized CnF® technologies. Operators are increasingly moving toward our business strategy of delivering custom chemistry solutions directly via the Flotek Store®, while utilizing our Prescriptive Chemistry ManagementSM program to focus on the complete fluid system. In U.S. land, increasing numbers of operators are expanding their focus from mechanical variables to exploring custom chemistry and prescriptive delivery—where we demonstrate consistent and differentiated industry leadership.

“Our Consumer and Industrial Chemistry Technologies segment has performed exceptionally well, providing topline and bottom-line benefits and diversification to our Company-wide performance. Although seasonal factors are expected during the third quarter, we are experiencing early signs of attractive long-term growth opportunities for this segment. We look forward to the growth to come as we have proven we can manage through even the most challenging times in citrus markets. We see potential for citrus oil pricing normalization in the coming quarters, and believe we will capitalize on this developing situation.

“Flotek is the custom chemistry technology company, and we are more focused as a Company than ever before. Our commitment to research and product innovation through the downturn has been critical for our growth. Our investments and innovation will continue to drive higher returns for our clients and increase their performance. While many energy peers were cutting R&D and technology spending, we accelerated. And despite a very challenging citrus pricing environment in the past two years, we executed tremendously throughout our supply chain, which starts with our Consumer and Industrials Chemistry Technologies segment. The platform for growth is broadening and we remain committed to cost reduction and future cost control. This should deliver rapidly improving financial performance as we look ahead with excitement for what is to come for Flotek and our stakeholders.”

Second Quarter 2017 Results

For the three months ended June 30, 2017, Flotek reported revenue of $85.2 million, an increase of $21.1 million, or 32.9%, compared to $64.1 million in the same period of 2016. Revenue increased $5.2 million, or 6.5%, compared to the first quarter of 2017.

Flotek reported Loss from Continuing Operations for the three months ended June 30, 2017 of $1.1 million, an increase of $1.0 million compared to Loss from Continuing Operations of $0.1 million in the same period of 2016. Loss from Continuing Operations increased $0.4 million compared to first quarter 2017. On a GAAP basis, Flotek reported loss per share (fully diluted) for the three months ended June 30, 2017 of ($0.02) from continuing operations compared to loss per share (fully diluted) of ($0.00) for the three months ended June 30, 2016. Excluding non-cash G&A and executive retirement of $2.5 million, net of tax, or $0.04 per share, adjusted EPS from continuing operations was $0.02 for the three months ended June 30, 2017.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, for the three months ended June 30, 2017, was $2.0 million, compared to $2.5 million for the three months ended June 30, 2016. Second quarter 2017 adjusted EBITDA, which excludes $3.6 million of non-cash G&A and $0.2 million of one-time items related to executive retirement, was $5.8 million. Management believes that adjusted EBITDA provides useful information to investors to better assess and understand operating performance and cash flows.

A summary income statement reflecting second quarter results can be found at the conclusion of this release.

Second Quarter 2017 – Segment Highlights

	2Q 2017	1Q 2017	% Change		2Q 2016	% Change
Energy Chemistry Technology (“ECT”)
Revenue	$65.9 million	$60.8 million	8.4%		$43.4 million	51.8%
Gross Margin	34.6%	36.7%	(208	) bps	40.7%	(609	) bps
Adj. EBITDA	$15.9 million	$14.1 million	12.2%		$11.4 million	38.9%
Adj. EBITDA Margin	24.1%	23.3%	81	bps	26.3%	(225	) bps
Operating Income	$9.3 million	$8.5 million	8.8%		$7.6 million	22.6%

Consumer and Industrial Chemistry Technologies (“CICT”)
Revenue	$19.3 million	$19.2 million	0.6%		$20.7 million	(6.7%)
Gross Margin	17.0%	28.3%	(1132	) bps	19.6%	(258	) bps
Adj. EBITDA	$2.1million	$4.5million	(53.2%)		$3.5million	(39.1%)
Adj. EBITDA Margin	10.9%	23.4%	(1252	) bps	16.7%	(579	) bps
Operating Income	$1.2 million	$3.7 million	(67.2%)		$2.7 million	(54.7%)

*	Percentage change may be different when calculated due to rounding.
**	Segment adj. EBITDA excludes stock based compensation and R&I allocations.

Energy Chemistry Technologies Highlights (ECT):

•	Segment revenues increased 8.4% sequentially to $65.9 million, and up 51.8% year-over-year.

•	Global Complex nano-Fluid® (CnF®) volumes and revenue rose 1.6% and 1.2%, respectively, from the first quarter, and 43.1% and 51.1% from the same period last year.

•	Conventional chemistry (Non-CnF), revenue increased 26.8% sequentially from the first quarter 2017 due to increased demand in Prescriptive Chemistry ManagementSM (PCMSM) solutions.

•	Sequentially, segment gross margins declined by ~210 basis points to 34.6% due to conventional chemistry sales growth, while EBITDA margins improved ~80 bps to 24.1% due to fixed cost leverage.

•	International revenues declined 56.2% sequentially from the first quarter 2017, and declined 53.2% from the second quarter 2016, primarily due to seasonal breakup in Canada.

•	Domestic CnF® volumes have increased 143.3% since the cycle peak in Q3 2014 relative to EIA completion data (as of 7/17/17), which has declined 50.3%, and the U.S. Rig Count, which is down 48.4%.

•	Ongoing expansions of our core CnF® manufacturing facility are underway.

Consumer and Industrial Technologies Highlights (CICT):

•	Segment revenues increased 0.5% sequentially to $19.3 million, and down 6.8% year-over-year.

•	Sequentially, segment gross margins declined by 11.3 percentage points to 17.0%, while EBITDA margins declined to 10.9% from 23.4% in the first quarter 2017 due to seasonal factors, product mix and citrus price inflation.

•	CICT will lead a processing expansion effort, adding an eighth distillation unit to our existing footprint to enhance our portfolio of citrus flavor compounds.

•	CICT’s positive growth is, in large part, attributed to flavor and fragrance sales and highlights our focus on managing the supply chain and utilizing a broader range of molecules from citrus oils.

•	In order to better serve the global flavor marketplace, CICT opened a business development facility in Japan.

Balance Sheet and Liquidity

Net Debt decreased 17.9% from $47.9 million to $39.3 million, sequentially, while working capital demands were $10.9 million primarily driven by inventory growth due to future demand expectations, seasonal purchases and citrus price inflation. Total liquidity at quarter end was $25.6 million.

Flotek Outlook

In commenting about Flotek’s outlook, Mr. Chisholm added, “For the third quarter, we are anticipating sequentially higher revenues, driven by continued demand growth for CnF® along with select opportunities to win impactful projects in our PCMSM platform through the Flotek Store®. This should lead to expanding EBITDA margins. While seasonal impacts will occur in the back half of 2017, we expect steady long-term growth to occur in our Consumer and Industrial Chemistries Technology segment.”

Conference Call Details

Flotek will host a conference call on Wednesday, August 2nd, at 8:00 AM CDT (9:00 AM EDT) to discuss its operating results for the three months ended June 30, 2017. To participate in the call, participants should dial 800-698-0720 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive chemistry-based technology, including specialty chemicals, to clients in the energy, consumer industrials and food & beverage industries. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production, cleaning products, foods & beverages and fragrances. In the oil and gas sector, Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2017	6/30/2017	6/30/2017	6/30/2016
	(in thousands, except per share data)
GAAP Net Income (Loss) and Reconciliation to Adjusted EBITDA (Non-GAAP)
Net Income (Loss) (GAAP)	$(1,122)	$(111)	$(1,866)	$(140)
Interest Expense	549	610	1,145	1,018
Income Tax Benefit	(442)	(390)	(762)	(407)
Depreciation and Amortization (a)	2,991	2,401	6,023	4,651

EBITDA (Non-GAAP)	$1,976	$2,510	$4,540	$5,122

Stock Compensation Expense	3,604	3,070	6,653	5,128
Executive Retirement Expense	194	—	950	—

Adjusted EBITDA (Non-GAAP)	$5,774	$5,580	$12,143	$10,250

Select Items Impacting Earnings

Stock Compensation & Executive Retirement Expense	$3,798	$3,070	$7,603	$5,128
Less income tax effect at 35%	(1,329)	(1,075)	(2,661)	(1,795)

Stock Compensation & Executive Retirement Expense, net of tax	$2,469	$1,995	$4,942	$3,333

Weighted Average Shares Outstanding (Fully Diluted)	57,854	54,910	57,764	54,827

Stock Compensation & Executive Retirement Expense Per Share (Fully Diluted)	$0.04	$0.04	$0.09	$0.06

(a)	D&A reflects additional D&A included in consolidated Cost of Revenues.
*	Management believes that adjusted EBITDA for the three and six months ended June 30, 2017, and June 30, 2016, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses associated with executive retirement to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Flotek Industries, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$3,422	$4,823
Accounts receivable, net of allowance for doubtful accounts of $994 and $664
at June 30, 2017 and December 31, 2016, respectively	60,089	47,152
Inventories	78,410	58,283
Income taxes receivable	3,872	12,752
Assets held for sale	7,197	43,900
Other current assets	6,079	21,708

Total current assets	159,069	188,618
Property and equipment, net	74,396	74,691
Goodwill	56,660	56,660
Deferred tax assets, net	19,972	12,894
Other intangible assets, net	49,080	50,352

TOTAL ASSETS	$359,177	$383,215

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$28,554	$29,960
Accrued liabilities	8,488	12,170
Interest payable	21	24
Liabilities held for sale	2,416	4,961
Current portion of long-term debt	42,716	40,566

Total current liabilities	82,195	87,681
Long-term debt, less current portion	—	7,833

Total liabilities	82,195	95,514

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 60,504,613 shares issued and 57,313,766 shares outstanding at June 30, 2017; 59,684,669 shares issued and 56,972,580 shares outstanding at December 31, 2016	6	6
Additional paid-in capital	331,126	318,392
Accumulated other comprehensive income (loss)	(970)	(956)
Retained earnings (accumulated deficit)	(25,633)	(9,830)
Treasury stock, at cost; 2,709,680 and 2,028,847 shares at June 30, 2017 and December 31, 2016, respectively	(27,905)	(20,269)

Flotek Industries, Inc. stockholders’ equity	276,624	287,343
Noncontrolling interests	358	358

Total equity	276,982	287,701

TOTAL LIABILITIES AND EQUITY	$359,177	$383,215

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2017	6/30/2016	6/30/2017	6/30/2016
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$85,177	$64,079	$165,131	$127,890
Cost of revenue	59,086	42,361	111,298	82,379

Gross profit	26,091	21,718	53,833	45,511

Expenses:
Corporate general and administrative	11,155	9,557	23,426	20,096
Segment selling and administrative	9,386	8,067	19,695	17,105
Depreciation and amortization	2,479	1,905	4,924	3,806
Research and development	4,109	2,048	7,250	3,995
Loss (gain) on disposal of long-lived assets	214	(15)	412	(15)

Total expenses	27,343	21,562	55,707	44,987

(Loss) income from operations	(1,252)	156	(1,874)	524

Other (expense) income:
Interest expense	(549)	(610)	(1,145)	(1,018)
Other (expense) income, net	237	(47)	391	(53)

Total other expense	(312)	(657)	(754)	(1,071)

Loss before income taxes	(1,564)	(501)	(2,628)	(547)
Income tax benefit	442	390	762	407

Loss from continuing operations	(1,122)	(111)	(1,866)	(140)
Loss from discontinued operations, net of tax	(2,704)	(2,169)	(13,937)	(32,325)

Net loss	$(3,826)	$(2,280)	$(15,803)	$(32,465)

Basic earnings (loss) per common share:
Continuing operations	$(0.02)	$—	$(0.03)	$—
Discontinued operations, net of tax	(0.05)	(0.04)	(0.24)	(0.59)

Basic earnings (loss) per common share	$(0.07)	$(0.04)	$(0.27)	$(0.59)

Diluted earnings (loss) per common share:
Continuing operations	$(0.02)	$—	$(0.03)	$—
Discontinued operations, net of tax	(0.05)	(0.04)	(0.24)	(0.59)

Diluted earnings (loss) per common share	$(0.07)	$(0.04)	$(0.27)	$(0.59)

Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	57,854	54,910	57,764	54,827
Weighted average common shares used in computing diluted earnings (loss) per common share	57,854	54,910	57,764	54,827

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	6/30/2017	6/30/2016
Cash flows from operating activities:
Net loss	$(15,803)	$(32,465)
Loss from discontinued operations, net of tax	(13,937)	(32,325)

Loss from continuing operations	(1,866)	(140)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	6,023	4,651
Amortization of deferred financing costs	253	205
Loss (gain) on sale of assets	412	(15)
Stock compensation expense	6,653	5,128
Deferred income tax benefit	(7,329)	(8,076)
Reduction in tax benefit related to share-based awards	315	954
Changes in current assets and liabilities:
Accounts receivable, net	(12,874)	(51)
Inventories	(20,023)	(7,624)
Income taxes receivable	8,619	(11,535)
Other current assets	14,185	(414)
Accounts payable	(1,418)	3,622
Accrued liabilities	(180)	11,685
Income taxes payable	(10)	(1,759)
Interest payable	(3)	74

Net cash used in operating activities	(7,243)	(3,295)

Cash flows from investing activities:
Capital expenditures	(4,508)	(8,238)
Proceeds from sales of businesses	17,490	—
Proceeds from sale of assets	310	24
Purchase of patents and other intangible assets	(247)	(140)

Net cash provided by (used in) investing activities	13,045	(8,354)

Cash flows from financing activities:
Repayments of indebtedness	(9,833)	(3,571)
Borrowings on revolving credit facility	224,757	171,397
Repayments on revolving credit facility	(220,607)	(153,460)
Debt issuance costs	(106)	(147)
Reduction in tax benefit related to share-based awards	—	(954)
Purchase of treasury stock related to share-based awards	(1,335)	(609)
Proceeds from sale of common stock	368	446
Repurchase of common stock	(487)	—
Proceeds from exercise of stock options	20	134

Net cash (used in) provided by financing activities	(7,223)	13,236

Discontinued operations:
Net cash used in operating activities	(794)	(59)
Net cash provided by investing activities	794	51

Net cash flows used in discontinued operations	—	(8)

Effect of changes in exchange rates on cash and cash equivalents	20	53

Net (decrease) increase in cash and cash equivalents	(1,401)	1,632
Cash and cash equivalents at the beginning of period	4,823	2,208

Cash and cash equivalents at the end of period	$3,422	$3,840

IR Inquiries, contact:

Matthew Marietta

Senior Vice President

Corporate Development, Investor Relations

Flotek Industries

E: MMarietta@flotekind.com

P: (713) 726-5348

Media Inquiries, contact:

Danielle Allen

Senior Vice President

Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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